PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule No. 424(b)(3)
(To Prospectus dated July 7, 2003)                   REGISTRATION NO. 333-89355




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                        1,000,000,000 Depositary Receipts
                            Biotech HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated July 7, 2003 relating to the sale of up to 1,000,000,000 depositary receipts by the Biotech HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Biotech HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                                     Share         Primary
                              Name of Company                         Ticker        Amounts    Trading Market
                              ---------------                         ------        -------    --------------
           Affymetrix, Inc.                                            AFFX            4           NASDAQ
           Alkermes, Inc.                                              ALKS            4           NASDAQ
           Amgen Inc.                                                  AMGN          64.48         NASDAQ
           Applera Corporation--Applied Biosystems Group*               ABI           18            NYSE
           Applera Corporation--Celera Genomics Group*                  CRA            4            NYSE
           Biogen IDEC Inc.                                            BIIB          26.95         NASDAQ
           Chiron Corporation                                          CHIR           16           NASDAQ
           Enzon Pharmaceuticals, Inc.                                 ENZN            3           NASDAQ
           Genentech, Inc.(1)                                          DNA            88            NYSE
           Genzyme Corporation                                         GENZ           14           NASDAQ
           Gilead Sciences, Inc.                                       GILD           16           NASDAQ
           Human Genome Sciences, Inc.                                 HGSI            8           NASDAQ
           ICOS Corporation                                            ICOS            4           NASDAQ
           MedImmune, Inc.                                             MEDI           15           NASDAQ
           Millennium Pharmaceuticals, Inc.                            MLNM           12           NASDAQ
           QLT Inc.                                                    QLTI            5           NASDAQ
           Sepracor Inc.                                               SEPR            6           NASDAQ
           Shire Pharmaceuticals Group p.l.c.                         SHPGY         6.8271         NASDAQ

           ---------------------
           (1) Genentech, Inc. (NYSE:DNA) announced a 2-for-1 stock split on its common stock payable on May 12, 2004 to shareholders of record as of April 28, 2004. Effective May 18, 2004 the share amount of Genentech, Inc. represented by a round lot of 100 Biotech HOLDRS was 88.

           * The securities of this company trade as a tracking stock. Please see "Risk Factors" and the business description in Annex A for additional information relating to an investment in tracking stock.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is June 30, 2004.